OPERATIONS AGENCY
                                    AGREEMENT





         AGREEMENT made as of September 28, 1997, by and between DEUTSCHE PORTFOLIOS having its principal office and place of business at Cardinal Avenue, Grand Cayman, Cayman Islands (the "Investment Company"), on behalf of the portfolios (individually referred to herein as a "Fund" and collectively as "Funds") of the Investment Company, and FEDERATED SERVICES COMPANY, a Pennsylvania Corporation, having its principal office and place of business at Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779, on behalf of itself and its subsidiaries (the "Company").

     WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), with authorized and issued beneficial interests ("Interest(s)");

     WHEREAS, the Fund is a Hub(R) in a Hub(R) and Spoke(R) investment structure; and

     WHEREAS the Investment Company may desire to appoint the Company as its operations agent to provide it with operations agency services (as herein defined) and the Company desires to accept such appointment; and

     WHEREAS, from time to time the Investment Company may desire and may instruct the Company to subcontract for the performance of certain of its duties and responsibilities hereunder to another agent (the "Agent").

     NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:


SECTION ONE: OPERATIONS AGENCY SERVICES.

     ARTICLE 1. APPOINTMENT The Investment Company hereby appoints the Company as Operations Agent for the period and on the terms and conditions set forth in this Agreement. The Company accepts such appointment and agrees to furnish the services set forth in Article 2 of this Agreement in return for the compensation set forth in Article 6 of this Agreement.

     ARTICLE 2. THE COMPANY'S DUTIES. As Operations Agent, and subject to the supervision and control of the Board, and in accordance with Proper Instructions (as defined hereafter) from the Investment Company the Company will provide facilities, equipment, and personnel to carry out the following operations agency services for operation of the business and affairs of the Investment Company and each of its portfolios:




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            (1) following the organization of the Investment Company, prepare the Investment Company's governing documents and any amendments thereto, including the Charter (which has already been prepared and filed), the By-laws and minutes of meetings of the Board and Investors;

            (2) following the Investment Company's effectiveness with the Securities and Exchange Commission, prepare the registration statements for the Fund and all amendments thereto, reports to regulatory authorities and Investors, offering documents, proxy and/or information statements, and such other documents all as may be necessary to enable the Investment Company to make a private offering of its shares;

            (3) conduct compliance training sessions for the benefit of the investment advisers of the Funds;

            (4) maintain the Investment Company's calendar of reporting and filing obligations

            (5) perform internal audit examinations ;

            (6) monitor and supervise the collection of tax reclaims;

            (7) plan and prepare for meetings of the Investment Company's Board, including maintaining the Board's agenda and preparing materials for the Board's review and consideration;

            (8) attend in person, and record the minutes of meetings of, the Investment Company's Board;

            (9) consult with the Investment Company and its Board on matters concerning the Investment Company and its affairs;

            (10) prepare materials necessary for shareholder meetings and record the minutes of shareholder meetings;

            (11) prepare expense projections for the Funds;

            (12) coordinate the activities of all service providers to the Investment Company. By way of example, the Company will, in conjunction with item (4) above, communicate to the other service providers to the Investment Company lists of information and materials needed for filing obligations, as well as deadlines for the receipt of such materials. The Company does not take responsibility for the failure of other service providers to provide such materials to the Investment Company in a timely fashion or for the performance of functions for which other service providers are responsible.

   The foregoing, along with any additional services that the Company shall agree in writing to perform for the Fund under this Section One, shall hereafter be referred to as "Operations Agency Services."

ARTICLE 3.  RECORDS.

     The Company shall maintain a set of all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment Company act of 1940 and the rules thereunder, as the same may be amended from time to time, pertaining to the Operations Agency Services performed by it and not otherwise created and maintained by another party pursuant to contract with the Investment Company. Where applicable, such records shall be maintained by the Company for the periods and in the places required by Rule 31a-2 under the 1940 Act. The books and records pertaining to the Investment Company which are in the possession of the Company shall be the property of the Fund. The Investment Company, or the Investment Company's authorized representatives, shall have access to such books and records at all times during the Company 's normal business hours. Upon the reasonable request of the Investment Company, copies of any such books and records shall be provided promptly by the Company to the Investment Company or the Investment Company's authorized representatives.

ARTICLE 4. DUTIES OF THE FUND.

     The Fund assumes full responsibility for the preparation, contents and distribution of its own offering document and for complying with all applicable requirements the 1940 Act, the Internal Revenue Code, and any other laws, rules and regulations of government authorities having jurisdiction.

ARTICLE 5.  EXPENSES.

     The Company shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Operations Agency Services to the Fund, including the compensation of the Company employees who serve as officers of the Fund. The Fund shall be responsible for all other reasonable and documented expenses incurred by the Company on behalf of the Fund, including without limitation postage and courier expenses, printing expenses, travel expenses, registration fees, filing fees, fees of outside counsel and independent auditors or other professional services, organizational expenses, insurance premiums, fees payable to persons who are not the Company employees, trade association dues, and other expenses properly payable by the Funds and/or Classes.


ARTICLE 6.  COMPENSATION.

     For the Operations Agency Services provided, the Investment Company hereby agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder an operations agency fee at an annual rate per portfolio of the Investment Company's shares as specified on Exhibit A.

     The compensation and out-of-pocket expenses attributable to the Fund shall be accrued by the Fund and shall be paid to the Company no less frequently than monthly, and shall be paid daily upon request of the Company. The Company will maintain detailed information about the compensation and out-of-pocket expenses by the Fund.


ARTICLE 7.  RESPONSIBILITY OF OPERATIONS AGENT.

            A. The Company shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or [gross] negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. The Company shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Fund) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Any person, even though also an officer, director, trustee, partner, employee or agent of the Company, who may be or become an officer, director, trustee, partner, employee or agent of the Investment Company, shall be deemed, when rendering services to the Investment Company or acting on any business of the Investment Company (other than services or business in connection with the duties of the Company hereunder) to be rendering such services to or acting solely for the Investment Company and not as an officer, director, trustee, partner, employee or agent or one under the control or direction of the Company even though paid by the Company.

            B. The Company shall be kept indemnified by the Investment Company and be without liability for any action taken or thing done by it in performing the Operations A gency Services in accordance with the above standards. In order that the indemnification provisions contained in this Article 10 shall apply, however, it is understood that if in any case the Investment Company may be asked to indemnify or save the Company harmless, the Investment Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Company will use all reasonable care to identify and notify the Investment Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Investment Company. The Investment Company shall have the right to defend the Company against any claim which may be the subject of this indemnification. In the event that the Investment Company so elects, it will so notify the Company and thereupon the Investment Company shall take over complete defense of the claim, and the Company shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Article. The Company shall in no case confess any claim or make any compromise in any case in which the Investment Company will be asked to indemnify the Company except with the Investment Company's written consent.

   SECTION TWO: GENERAL PROVISIONS.

     ARTICLE 8. PROPER INSTRUCTIONS. As used throughout this Agreement, a "Proper Instruction" means a writing signed or initialed by one or more person or persons as the Board shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved. Oral instructions will be deemed to be Proper Instructions if (a) the Company reasonably believes them to have been given by a person previously authorized in Proper Instructions to give such instructions with respect to the transaction involved, and (b) the Investment Company, or the Fund, and the Company promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Investment Company, or the Fund, and the Company are satisfied that such procedures afford adequate safeguards for the Fund's assets. Proper Instructions may only be amended in writing.

ARTICLE 9. ASSIGNMENT.

     Except as provided below, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either party without the written consent of the other party.

     A. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

     B. With regard to Operations Agency Services, the Company may without further consent on the part of the Investment Company subcontract for the performance of such services with Federated Administrative Services, a wholly-owned subsidiary of the Company.

     C. The Company shall upon instruction from the Investment Company subcontract for the performance of services under this Agreement with an Agent selected by the Investment Company, other than as described in B. above; provided, however, that the Company shall in no way be responsible to the Investment Company for the acts and omissions of the Agent.



ARTICLE 10. DOCUMENTS.

     A. In connection with the appointment of the Company under this Agreement, the Investment Company shall file with the Company the following documents relating to it:

           (1) a copy of its Charter and By-Laws and all amendments thereto;

           (2) a copy of the resolution of its Board authorizing this Agreement;

           (3)      all documents relating to the Fund or Investor accounts;and

           (4)      a copy of its current offering document.

     B. The Investment Company will also furnish from time to time the following documents relating to it:

           (1) a resolution of its Board authorizing the original offering of its Interests;

           (2) a Registration Statement filed with the SEC and amendments thereof and orders relating thereto in effect with respect to the sale of its Interests;

           (3) a certified copy of each amendment to the governing document and the By-Laws of the Investment Company;

           (4) certified copies of each vote of the Board authorizing persons to give Proper Instructions;

            (5) such other documents or opinions which the Company may, in its discretion, deem necessary or appropriate in the proper performance of its duties; and

           (6)      revisions to the offering document for each Fund.

ARTICLE 11. REPRESENTATIONS AND WARRANTIES.

     A.    Representations and Warranties of the Company

           The Company represents and warrants to the Fund that:

           (1) it is a corporation duly organized and existing and in good standing under the laws of the Commonwealth of Pennsylvania;

           (2) it is duly qualified to carry on its business in the Commonwealth of Pennsylvania;

           (3) it is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement;

           (4) all requisite corporate proceedings have been taken to authorize it to enter into and perform its obligations under this Agreement;

           (5) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement;

           (6) it is in compliance with federal securities law requirements and in good standing as an administrator and fund accountant; and

           (7) it has obtained all required approvals from all government or regulatory authorities necessary to enter into this arrangement and to provide the services contemplated herein.

     B.    Representations and Warranties of the Investment Company

           The Investment Company represents and warrants to the Company that:

           (1) it is an investment company duly organized and existing and in good standing under the laws of its state of organization;

           (2) it is empowered under applicable laws and by its Charter and ByLaws to enter into and perform its obligations under this Agreement;

           (3) all corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform its obligations under this Agreement; and

           (4) it is an open-end investment company registered under the 1940 Act.

ARTICLE 12. STANDARD OF CARE AND INDEMNIFICATION.

     A.    Standard of Care

            With regard to section One, the Company shall be held to a standard of reasonable care in carrying out the provisions of this Agreement. The Company shall be entitled to rely on and may act upon advice of Fund counsel on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice, provided that such action is not in violation of applicable federal or state laws or regulations, and is in good faith and without negligence.

     B.    Indemnification by the Investment Company

            The Company shall not be responsible for and the Investment Company or Fund shall indemnify and hold the Company, including its officers, directors, shareholders and their agents employees and affiliates, harmless against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

           (1) the acts or omissions of any Custodian, adviser, sub-adviser or other party contracted by or approved by the Investment Company;

           (2) the reliance on or use by the Company or its agents or subcontractors of information, records and documents in proper form which


                    (a) are received by the Company or its agents or subcontractors and furnished to it by or on behalf of the Fund, or its Investors regarding account information, the purchase, sale, redemption or transfer of Interests;


                    (b) are received by the Company from independent pricing

                    services or sources for use in valuing the Interests of the Fund;

                    (c) are received by the Company or its agents or subcontractors from Advisers, Sub-advisers or other third parties contracted by or approved by such Fund for use in the performance of services under this Agreement; or

                    (d) have been prepared and/or maintained by the Fund or its affiliates or any other person or firm on behalf of the Investment Company.





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




           (3) the reliance on, or the carrying out by the Company or its agents or subcontractors of Proper Instructions of the Investment Company or the Fund; or

           (4) the offer or sale of Interests in violation of any requirement under the federal securities laws or regulations; or in violation of any stop order or other determination or ruling by any federal agency respect to the offer or sale of such Interest.

                    Provided, however, that the Company shall not be protected by this Article 12.B. from liability for any act or omission resulting from the Company's willful misfeasance, bad faith, negligence or reckless disregard of its duties of failure to meet the standard of care set forth in 12.A. above.

     C.   Reliance

           At any time the Company may apply to any officer of the Investment Company or Fund for instructions for matters relating to the Investment Company or Fund, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Company under this Agreement, and the Company and its agents or subcontractors shall not be liable and shall be indemnified by the Investment Company or the appropriate Fund for any action reasonably taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel provided such action is not in violation of applicable federal laws or regulations.

     D.   Notification



           In order that the indemnification provisions contained in this
           Article 12 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party's prior written consent.

ARTICLE 13. TERM AND TERMINATION OF AGREEMENT.

   The initial term of this Agreement shall commence on the date hereof, and extend for a period of three years following the date of the commencement of the public offering of the Fund's shares. After the initial term of this Agreement, the Agreement will be terminable on not less than 90 days' notice by either the Company or the Investment Company subject to the payment of all deferred expenses and unamortized expenses.


Deutsche Portfolios                                  Page 11              1997

         In the event, however, of willful misfeasance, bad faith, negligence or reckless disregard of its duties by the Company, the Investment Company has the right to terminate the Agreement upon 30 days written notice, if Company has not cured such willful misfeasance, bad faith, negligence or reckless disregard of its duties within that same 30 days. The termination date for all original or after-added Investment companies which are, or become, a party to this Agreement shall be coterminous. Investment Companies that merge or dissolve during the Term shall cease to be a party on the effective date of such merger or dissolution.


         Should the Investment Company exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by the Investment Company or the appropriate Fund. Additionally, the Company reserves the right to charge for any other reasonable expenses associated with such termination. The provisions of Article 7 and Article 12 shall survive the termination of this Agreement.

ARTICLE 14. AMENDMENT.
   No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by a written agreement executed by both parties.

ARTICLE 15. INTERPRETIVE AND ADDITIONAL PROVISIONS.
   In connection with the operation of this Agreement, the Company and the Investment Company may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, PROVIDED that no such interpretive or additional provisions shall contravene any applicable federal regulations or any provision of the organizational documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.



ARTICLE 16. GOVERNING LAW.
   This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

         ARTICLE 17. NOTICES. Except as otherwise specifically provided herein, notices and other writings delivered or mailed postage prepaid to the Investment Company at Cardinal Avenue, Grand Cayman, Cayman Islands, BWI with a copy to Deutsche Fund Management, Inc. at 31 West 52nd Street, new York, New York 10019,
Attn: President or to the Company at Federated Investors Tower, Pittsburgh, Pennsylvania, 15222-3779, or to such other address as the Investment Company or the Company may hereafter specify, shall be deemed to have been properly delivered or given hereunder to the respective address.





Deutsche Portfolios                                  Page 12    1997

ARTICLE 18. COUNTERPARTS.

   This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.



ARTICLE 19. SUCCESSOR AGENT.
   If a successor agent shall be appointed by the Investment Company, the Company shall upon termination of this Agreement deliver to such successor agent at the office of the Company all properties of the Fund held by it hereunder. If no such successor agent shall be appointed, the Company shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

   With regard to Section One, in the event that no written order designating a successor agent or Proper Instructions shall have been delivered to the Company on or before the date when such termination shall become effective, then the Company shall have the right to deliver to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all properties held by the Company under this Agreement. Thereafter, such bank or trust company shall be the successor of the Company under this Agreement.




ARTICLE 20. FORCE MAJEURE.
   The Company shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Investment Company or the Fund as a result of work stoppage, natural disaster, governmental action, loss or malfunction of utilities or other impossibility of performance.









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




ARTICLE 21. ASSIGNMENT; SUCCESSORS.
   Either party may assign all of or a substantial portion of its business to a party controlling, controlled by, or under common control with such party. Nothing in this Article 21 shall prevent the Company from delegating its responsibilities to another entity to the extent provided herein.

ARTICLE 22. SEVERABILITY.
   In the event any provision of this Agreement or any interpretive or additional provision described in Article 15 are held illegal, void or unenforceable, the balance shall remain in effect.

ARTICLE 23. LIMITATIONS OF LIABILITY OF TRUSTEES AND INVESTORS OF THE INVESTMENT
            COMPANY.
   The execution and delivery of this Agreement have been authorized by the Trustees of Investment Company and signed by an authorized officer of the Investment Company, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon the Trustees, the Fund or Investors, but bind only the appropriate property of the Investment Company, as provided in the Declaration of Trust.





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



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.




                                            DEUTSCHE PORTFOLIOS


                                            By:

                                            President

                                            FEDERATED SERVICES COMPANY

                                            By:

                                            Senior Vice President




Deutsche Portfolios                                  Page 15            1997